CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of California Investment Trust II and to the use of our report dated October 3, 2002 on the financial statements and financial highlights of S&P 500 Index Fund, S&P SmallCap Index Fund, Equity Income Fund, S&P MidCap Index Fund, The United States Treasury Trust, U.S. Government Securities Fund, European Growth & Income Fund, Nasdaq-100 Index Fund and Short-Term U.S. Government Bond Fund, each a series of shares of beneficial interest of California Investment Trust II. Such financial statements and financial highlights appear in the 2002 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Prospectus.

                                                            TAIT, WELLER & BAKER

PHILADELPHIA, PENNSYLVANIA
OCTOBER 15, 2003